Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT AND RELEASE

This agreement (“Agreement”) is entered into between Rich Denness (“Employee”) and Option Care Enterprises, Inc. (“Option Care”).

1.            Transition and Separation from Employment. Effective as of December 7, 2023 (“Transition Date”) and subject to Section 2 below, Employee shall step down from Employee’s position as Chief Commercial Officer of Option Care Health, Inc. (“OPCH”) and his officer positions with OPCH and Option Care and shall be relieved of all duties with respect to OPCH, Option Care and their affiliates, except as otherwise set forth herein. For the period between the Transition Date and March 31, 2024 (“Termination Date,” and such period, the “Transition Period”), Employee shall be considered a non-executive employee of Option Care, serving as “Special Advisor” to the Chief Executive Officer of Option Care, during which period Employee’s duties shall be limited to consulting on transition matters relating to Employee’s prior duties to Option Care. Subject to Section 2 below, as of the Termination Date, Employee’s employment with Option Care will be terminated by Option Care without Cause.

2.            Transition and Severance Benefits.

(a)	Transition Benefits. Subject to Employee not resigning during the Transition Period and provided Employee signs without revoking this Agreement and Employee complies with and does not breach this Agreement (including, without limitation, the restrictive covenants set forth in Section 4 below): (i) Employee shall continue to be an Option Care employee and shall receive payment of Employee’s base salary as in effect on the Transition Date, paid in accordance with Option Care’s ordinary payroll practices; (ii) Employee shall continue to participate in any welfare or retirement benefit plans in which Employee participated as of the Transition Date, subject to the eligibility and other terms and conditions of each such benefit plan; (iii) Employee’s outstanding equity awards under the Option Care Health, Inc. 2018 Equity Incentive Plan shall remain outstanding and shall continue to vest and be settled in accordance with their terms based on Employee’s continued status as an employee of the Company through the expiration of the Transition Period, with the post-termination exercise period for any outstanding options commencing as of the Termination Date; and (iv) Employee shall be entitled to receive his target annual bonus for fiscal year 2023 (i.e., $358,440), payable at the same time bonuses are paid to executive officers of Option Care in accordance with the terms of the Option Care Health, Inc. Management Incentive Plan (the “MIP”) and without any adjustment based on actual corporate or individual performance (but, for the avoidance of doubt, Employee will not be eligible for any payment pursuant to the MIP for fiscal year 2024). The benefits described in this Section 2(a) are referred to herein as the “Transition Benefits.”

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(b)	Severance Benefits. Provided that Employee’s employment does not terminate for Cause (“Cause” to be defined as in the Offer Letter to Rich Denness from Mike Rude dated June 8, 2019) prior to the Termination Date, Employee signs without revoking this Agreement within the time period set forth in Section 9, signs without revoking the Supplemental Release Agreement attached hereto as Exhibit A after (but not before) the Termination Date (and within the time period set forth therein), and provided Employee complies with and does not breach this Agreement (including, without limitation, the restrictive covenants set forth in Section 4 below) (collectively, the “Severance Benefit Conditions”), (i) Option Care will continue to pay Employee his annualized base salary as in effect on the Transition Date for a period of nine months following the Termination Date (the “Severance Pay”), paid in accordance with Option Care’s ordinary payroll practices, with the first payment of the Severance Pay to be paid no later than 30 days following the Termination Date and such first payment to include any installments for the period between the Termination Date and the date of such first payment, as determined based on Option Care’s ordinary payroll practices; (ii) Option Care will reimburse Employee, on a monthly basis, for the employer portion of monthly COBRA premiums for Employee and, if applicable, Employee’s dependents, provided that Employee timely elects such COBRA coverage, until the earliest of (A) the nine-month anniversary of the Termination Date, (B) the date when Employee becomes eligible for substantially equivalent health insurance in connection with new employment or self-employment, or (C) the expiration of Employee’s continuation coverage under COBRA; and (iii) Employee’s outstanding equity awards under the Option Care Health, Inc. 2018 Equity Incentive Plan shall vest to the extent they would have vested if Employee had remained continuously employed by Option Care until March 31, 2024. Any equity awards that do not vest pursuant to the preceding sentence shall be forfeited for no consideration including, for the avoidance of doubt, the restricted stock units held by the Employee that are scheduled to vest in October 2024. Employee agrees to immediately notify Option Care in the event of (ii)(B) above. The benefits described in this Section 2(b) are referred to herein as the “Severance Benefits.” For the avoidance of doubt, the Transition Benefits and Severance Benefits provided for under this Agreement are in lieu of the benefits payable to Employee under the terms of the Option Care Health Executive Severance Plan.

Amounts Option Care is paying in consideration for the Agreement will be treated as taxable compensation (and subject to withholding) but are not intended by either party to be treated, and will not be treated, as compensation for purposes of eligibility or benefits under any benefit plan of Option Care. Option Care will apply standard tax and other applicable withholdings to payments made to Employee. Employee agrees that the consideration Option Care will provide includes amounts in addition to anything of value to which Employee already is entitled. Option Care also will pay Employee accrued but unused vacation, if applicable under state law and Option Care policy, regardless of whether Employee signs this Agreement.

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(c)	Accelerated Employment Termination; Breach. Notwithstanding the above provisions of Sections 1 and 2, Option Care may accelerate Employee’s Termination Date to (and thus the Transition Period will end on) a date prior to March 31, 2024 designated by Option Care if Employee fails to comply with the terms of this Agreement or Employee’s employment is terminated for Cause as defined in Section 2(b). In such event, Employee will not be entitled to any Transition Benefits or Severance Benefits as set forth herein and will only be entitled to that portion of the salary and benefits as set forth in Section 2(a)(i) and 2(a)(ii) that Employee accrues prior to the accelerated date of termination. For clarity, in the event Employee fails to comply with Employee’s obligations under this Agreement following the Termination Date, and without prejudice to any other remedy Option Care has or may have with respect to such breach (including as set forth in Section 4(f)), Option Care shall immediately cease payment of all Transition Benefits and Severance Benefits and Employee shall forfeit his right to any unpaid Transition Benefits and Severance Benefits.

(d)	Acknowledgement. Employee acknowledges (i) receipt of all compensation and benefits due through the Transition Date as a result of services performed for Option Care with the receipt of a final paycheck except as provided in this Agreement; (ii) Employee has reported to Option Care any and all work-related injuries incurred during employment; (iii) Option Care properly provided any leave of absence because of Employee’s or a family member’s health condition or military service and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) Employee has had the opportunity to provide Option Care with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of Option Care or any other Released Parties; and (v) Employee does not have a pending claim against Option Care or any Released Party for sexual assault; sexual harassment; or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in a court or government agency proceeding, in an alternative dispute resolution forum, or through Option Care’s internal complaint process.

3.            Release of Claims. In consideration of the Transition Benefits provided by Option Care, Employee, for Employee personally and Employee’s representatives, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges Option Care and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, insurers, and employees (“Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, individually or as part of a group action, known or unknown, as a result of actions or omissions occurring through the date Employee signs this Agreement. Specifically included in this waiver and release are, among other things, claims of unlawful discrimination, harassment, retaliation, or failure to accommodate; related to terms and conditions of employment; for compensation or benefits; and/or for wrongful termination of employment, under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (ERISA), the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act (FMLA), the National Labor Relations Act (NLRA), the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, any amendments to the foregoing, or any other federal, state or local statute, rule, ordinance, or regulation (in each case as amended), as well as claims in equity or under the common law for tort, breach of contract, wrongful discharge, defamation, emotional distress, and negligence or other unlawful behavior.

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Nothing in this Agreement is intended to waive claims (a) for unemployment or workers’ compensation benefits, (b) for vested rights under employee compensation and benefit plans as applicable on the date Employee signs this Agreement, (c) that may arise after Employee signs this Agreement, (d) for reimbursement of expenses under Option Care’s expense reimbursement policies, or (e) which cannot be released by private agreement.

4.            Proprietary Information; Non-Competition; Non-Solicitation. As consideration for the Transition Benefits, the Severance Benefits, and Option Care’s and its affiliates’ provision of confidential business and proprietary information and trade secrets to Employee during the Transition Period, Employee agrees to the restrictions set forth in this Section 4, which are a material inducement for Option Care to enter into this Agreement.

(a)	Employee acknowledges access to and receipt of confidential business and proprietary information regarding Option Care and its affiliates while employed by Option Care. Subject to the provisions of Section 13 below, Employee agrees not to make any such trade secret information known to any member of the public at any time or non-trade secret confidential information for two (2) years following the Termination Date, if required by applicable law. Employee further agrees to return to Option Care prior to the Termination Date (or such earlier date as Option Care may reasonably stipulate in writing) all confidential and proprietary information and all other Option Care property, such as office equipment, computers, cell phones, and security badges, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with Option Care, regardless of the form in which it was acquired by Employee, except those items that Option Care specifically agrees in writing to permit Employee to retain.

(b)	Non-Compete. Employee agrees that during the Transition Period and for 12 months thereafter (the “Non-Compete Restricted Period”), Employee shall not, directly or indirectly, own any interest in, manage, or in any manner engage in a competitive role with, any person, business, or entity that engages in the Business within the Territory. Notwithstanding the foregoing, nothing in this Section 4(b) prohibits Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation. For purposes of this Agreement, “Business” means the business carried on by Option Care, and which includes the business of providing (i) infusion therapy to patients in their homes or in an ambulatory infusion suite or ambulatory infusion center, (ii) case coordination services for home infusion therapy, and (iii) home infusion network management services. For purposes of this Agreement, “Territory” means (i) the United States, and (ii) any other jurisdiction in which Option Care engages in the Business during the Transition Period or as of the Termination Date. For the avoidance of doubt, this non-compete provision specifically precludes Employee from providing consulting services to or for any person, business, or entity that engages in the Business or provides services to the Business within the Territory.

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(c)	Non-Solicit. Employee agrees that during the Transition Period and for 18 months thereafter (the “Non-Solicit Restricted Period”), Employee shall not, directly or indirectly, through another person, business or entity (i) induce or attempt to induce any employee of Option Care who Employee worked with during the two (2) years prior to the Termination Date to leave the employ of Option Care, or in any way interfere with the relationship between Option Care and any such employee, (ii) hire any person who was an employee of Option Care during the Transition Period or as of the Termination Date and with whom Employee worked with during the two (2) years prior to the Termination Date, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Option Care with whom Employee worked with during the two (2) years prior to the Termination Date to cease doing business with Option Care, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Option Care. These restrictions shall be limited to the Territory.

(d)	Acknowledgements. Employee acknowledges that the restrictions contained in this Section 4 (i) are reasonable; (ii) that Employee has carefully read and understands this Section 4 and has given careful consideration to the restraints imposed upon Employee by this Agreement; (iii) do not preclude Employee from earning a living or otherwise unreasonably limit Employee’s ability to earn a living; and (iv) reflect the fact that Option Care operates nationally. Executive further acknowledges and agrees that notwithstanding the jurisdiction of formation or principal office of Option Care or residence of any executives or employees (including Employee), it is expected that Option Care will have business activities and have valuable business relationships within the industry throughout the United States.

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(e)	Modification. If, at the time of enforcement of this Section 4, a court or arbitrator of competent jurisdiction holds that the duration, scope, or geographic area of these restrictions are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, or geographic area under such circumstances shall be substituted for the stated duration, scope, or geographic area and that the court shall revise the restrictions contained herein to cover the maximum period, scope and geographic area permitted by law.

(f)	Remedies. In the event of the breach or a threatened breach by Employee of any of the provisions of this Section 4, Option Care would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, Option Care shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violation of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Employee of any provision of this Section 4, the Non-Compete Restricted Period and/or the Non-Solicit Restricted Period, as applicable, shall be extended automatically by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

5.            Cooperation. At all times after the Termination Date, Employee agrees to cooperate with Option Care and its agents and representatives regarding matters within the knowledge or responsibility of Employee without additional compensation, during and in connection with all litigation, potential litigation, internal or external investigations, and business matters in which Option Care is involved or may become involved, subject to reimbursement of reasonable travel expenses if travel is requested and approved in advance by Option Care. Without limiting the foregoing, Employee agrees (a) to meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (b) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (c) to provide Option Care with notice of contact by any non-governmental adverse party or such adverse party’s representative, except as may be required by law.

6.            Non-Admission. This Agreement shall not be construed as an admission by any Released Party of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be evidence of such liability, wrongdoing, or unlawful discrimination.

7.            Non-Disparagement; References. Except as provided in Section 13 below, Employee agrees not to make, publicly or privately, statements to clients, customers, suppliers, current and former employees of Option Care or to other members of the public that are slanderous, maliciously false, defamatory, abusive, threatening, harassing, or discriminatory toward Option Care or its products and services. If Employee provides The Work Number to prospective employers, The Work Number shall provide verification of Employee’s employment with Option Care and dates of employment.

8.            No Future Association. Employee waives any future association, employment, contractual relationship, or any other relationship of any kind with any Released Party and agrees not to apply to any Released Party for employment or a contractual relationship.

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9.            Advice of Counsel, Consideration and Revocation Periods, Other Information. Option Care hereby advises Employee to consult with an attorney (of his choosing and at his cost) prior to signing this Agreement. Employee has 21 days to consider whether to sign this Agreement from the date Employee receives this Agreement and any attached information (“Consideration Period”). If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms, and Employee knowingly and voluntarily waives the remainder of the Consideration Period. Employee further agrees that Option Care has made no threats or promises to induce Employee to sign earlier. Additionally, Employee shall have seven (15 in Minnesota) days from the date the Employee signs this Agreement to revoke this Agreement (“Revocation Period”). If the Revocation Period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. This Agreement will become effective on the day after the end of the Revocation Period, provided Employee does not revoke this Agreement (“Effective Date”). Employee should return a signed copy of this Agreement and any written revocation by hand delivery, mail or email to the person identified below. If Employee is age 40 or over and Employee’s termination is part of an employment termination program, Option Care has attached information regarding the class, unit, or group of individuals covered by the employment termination program; the applicable eligibility factors and time limits; and a list of the job titles and ages of all individuals eligible or selected for the employment termination program as well as those who are not. Employee agrees with Option Care that changes, whether material or immaterial, do not restart the running of the Consideration Period.

10.          Section 409A. Option Care intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. In addition, if Option Care determines that Employee is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Employee’s “separation from service” (within the meaning of Code Section 409A), then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following (A) expiration of the six-month period measured from Employee’s “separation from service” or (B) the date of Employee’s death, and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence. Further, to the extent that the payments under this Agreement are subject to Code Section 409A and such benefits are conditioned upon the execution and non-revocation of this Agreement or the Supplemental Release and the period to consider and execute this Agreement and/or the Supplemental Release spans two taxable years, any such payments conditioned on the execution and non-revocation of this Agreement and/or the Supplemental Release shall be payable in the later of the two taxable years, to the extent required to comply with Code Section 409A.

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11.          Clawback. Notwithstanding anything to the contrary in this Agreement or otherwise, Employee acknowledges and agrees that any payments or benefits provided hereunder that constitute “incentive-based compensation” pursuant to the Securities and Exchange Commission’s final clawback rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, NASDAQ’s listing standards and any applicable clawback policy that Option Care may implement in connection therewith (such final clawback rules, listing standards and Option Care policy, together, the “Clawback Rules”) shall be subject to repayment by Employee as contemplated and required thereunder. Accordingly, Employee acknowledges and agrees that, to the extent required under the Clawback Rules, Employee shall timely and fully repay any such amounts, on a pre-tax basis, to Option Care and agrees that any such repayment shall, in no event, constitute a breach of Option Care’s obligations hereunder.

12.            Applicable Law and General Provisions. This Agreement shall be interpreted under the law of the State of Arizona. This Agreement including any attached information sets forth the entire agreement between the parties. Employee is not relying on any other agreements or oral representations not addressed in this document. Any prior agreements between or directly involving Employee and Option Care are superseded by this Agreement, except Employee’s obligations under previously signed agreements related to inventions, business ideas, confidentiality of corporate information, unfair competition, and arbitration or other dispute resolution programs remain intact. The provisions of this Agreement are severable, and if any part of this Agreement except the release of claims is found by a court or arbitrator of competent jurisdiction to be unenforceable (after any modification required by Section 4(e) above), the remainder of this Agreement will continue to be valid and effective. This Agreement may only be amended in a writing signed by all parties (except as set forth in Section 4(e) or the preceding sentence). The headings in this Agreement are for reference only and shall not affect the substance of this Agreement.

13.            Protected Rights. Nothing in this Agreement, including but not limited to the acknowledgements, release of claims, the proprietary information, confidentiality, non-disparagement, and the return of property provisions (a) limits or affects Employee’s right to disclose or discuss sexual harassment or sexual assault disputes; (b) limits or affects Employee’s right to challenge the validity of this Release under the ADEA or the Older Workers Benefit Protection Act; (c) prevents Employee from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; (d) prevents a non-management, non-supervisory employees from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to the employee in confidence by Option Care as part of the employee’s job duties. However, by signing this Release Employee is waiving Employee’s right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not Option Care) for information provided to the government agency or where otherwise prohibited.

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In exchange for Employee’s release of claims and other promises contained in this Agreement, Option Care agrees to provide the benefits set forth in this Agreement.

Date: 12/29/2023	Name of Option Care Company Representative: Mike Bavaro	/s/ Mike Bavaro
	Address:	Option Care Signature
Email:

In exchange for severance and other promises contained in this Agreement, Employee is entering into this Agreement voluntarily, deliberately, and with all information needed to make an informed decision to enter this Agreement, and employee understands Employee should review the attached Addendum for any state-specific information applicable to Employee. Option Care has provided Employee with the opportunity to ask any questions regarding this Agreement and provided notice of and an opportunity to retain an attorney, or Employee already is represented by an attorney.

Date: 12/28/2023	Richard Denness	/s/ Richard Denness
Not valid if signed before Transition Date	Employee Name Printed	Employee Signature

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